Filed Under Rule 424(b)(3)
                                        Registration No. 333-40531



                 SUPPLEMENT DATED AUGUST 14, 1998
          To the Prospectus, dated December 17, 1997, of

                           UNIFI, INC.

                          561,873 SHARES
                           COMMON STOCK
                               ___________________

     The information in this Prospectus Supplement concerning the Selling Shareholders replaces the information set forth under the caption "Selling Shareholders" in the Prospectus, dated December 17, 1997 (the "Prospectus"), of Unifi, Inc. ("Unifi") relating to the registration of 561,873 shares of Unifi Common Stock (the "Shares"). The following information should be read in conjunction with the information contained elsewhere in the Prospectus. Capitalized terms used and not defined herein shall have the meanings given to them in the Prospectus.

                       SELLING SHAREHOLDERS

     The Selling Shareholders, listed below, acquired the Shares in exchange for shares of SI Holding, which was acquired by Unifi in a merger transaction consummated on November 14, 1997. The offer and sale of the Shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof. The Company has registered the Shares for resale by the Selling Shareholders.

     The following table sets forth, as of the date hereof, the names of the Selling Shareholders, the shares of Common Stock owned by each of the Selling Shareholders, the shares of Common Stock to be offered from time to time by each of them, and the shares of Common Stock to be owned by each of the Selling Shareholders after completion of this offering. The information concerning the Selling Shareholders may change from time to time, and any such changed information will be set forth in supplements to this Prospectus if and when necessary. The Company is not aware of any agreements, arrangements or understandings with respect to the sale of any of the Shares. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Shareholders may offer the Shares for resale from time to time. Except as provided below, none of the Selling Shareholders has had a material relationship with Unifi within the past three years other than as a result of the acquisition and ownership of the Shares. See "Plan of Distribution."


                                            Shares         Shares to be
Selling Shareholder   Shares Owned(1)  being Offered(2)  Owned After Sale
-------------------   ---------------  ----------------  ----------------
Lamar Beach (3)(10)      152,545           152,545              0

Gladys C. Beach (3)(10)  152,545           152,545              0

The Lamar Beach Charitable
 Trust U/A/D 6/26/98, North
 Carolina Trust Company,
 Trustee                 14,500             14,500               0

Beach Family Foundation  14,500             14,500               0

Beach Partners, LP (10) 250,782            250,782               0

Jeffrey L. Beach (4)(10) 20,000             20,000               0

Mary Beach (4)           20,000             20,000               0

Jeffrey L. Beach U/A/D
 2/28/92, Hugh F.
 Beckwith, Jr., Trustee  20,000             20,000               0

Melanie B. Abbott(5)(10) 16,953             16,953               0

Charles Abbott (5)       16,953             16,953               0

Melanie Beach Abbott U/A/D
 2/28/92, Hugh F.
 Beckwith, Jr., Trustee  18,485             18,485               0

Hugh F. Beckwith, Jr.(6) 39,954             39,954               0

Wheat, First Securities,
 Inc., FBO Hugh F.
 Beckwith, Jr.            1,469              1,469               0

Fred A. Williams (7)      4,897              4,897               0

Donaldson, Lufkin & Jenrette
Securities Corporation,
FBO Fred A. Williams        979                979               0

Craig Macnab (8)         11,049             11,049               0

J.C. Bradford & Co.
 Retirement Accumulation
 Plan, A/C Craig Macnab   2,449              2,449               0

MacNeil Advisors          2,449              2,449               0

George R.
  Perkins, Jr.(9)       938,644              1,763          936,881

-----------------------

(1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all of the Shares beneficially owned.
(2) Assumes that each Selling Shareholder will sell all of the Shares, although there can be no assurance that any or all of such Shares will be sold.
(3) Includes 143,398 Shares owned directly by Lamar Beach and 9,147 Shares owned directly by Gladys C. Beach, wife of Lamar Beach.
(4)       Owned jointly by Jeffrey L. Beach and his wife Mary
          Beach.
(5) Includes 12,436 Shares owned directly by Melanie B. Abbott and 4,517 Shares owned directly by Charles Abbott, the husband of Melanie B. Abbott.
(6) Includes 1,469 Shares owned by Wheat, First Securities, Inc., FBO Hugh F. Beckwith, Jr., 20,000 Shares owned by Jeffrey L. Beach, U/A/D 2/28/92, Hugh F. Beckwith, Jr., Trustee (as to which Mr. Beckwith as Trustee has sole investment and voting power) and 18,485 Shares owned by Melanie Beach Abbott U/A/D 2/28/92, Hugh F. Beckwith, Jr., Trustee (as to which Mr. Beckwith as Trustee has sole investment and voting power).
(7) Includes 3,918 Shares owned directly by Fred A. Williams and 979 Shares owned directly by Donaldson, Lufkin & Jenrette Securities Corporation, FBO Fred A. Williams.
(8) Includes 6,151 Shares owned directly by Craig Macnab, 2,449 Shares owned directly by J.C. Bradford & Co., Retirement Accumulation Plan, A/C Craig Macnab and 2,449 Shares owned by MacNeil Advisors, as to which Mr. Macnab disclaims beneficial ownership.
(9)       Mr. Perkins resigned in 1996 as a director and Senior
          Vice-President of Unifi.
(10) Beach Partners, L.P., a North Carolina limited partnership consists of Lamar Beach and the 1997 Beach Family Trust, Hugh F. Beckwith, Jr., Trustee, as the limited partners and Beach Management, LLC, a North Carolina limited liability company as the sole general partner. Lamar Beach, Jeffrey L. Beach, Melanie B. Abbott and Gladys C. Beach are the members of Beach Management, LLC.